CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wilmington Trust Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 33-43675, 333-04042, 333-69479, 333-80009, 333-61096, 333-86748, 333-124246, 333-124248, 333-150329) on Forms S-8 and registration statements (Nos. 333-69453, 333-76332, 333-147694) on Forms S-3 of Wilmington Trust Corporation and subsidiaries (the Corporation) of our reports dated March 2, 2009, with respect to the consolidated statements of condition of the Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Corporation.
Our report dated March 2, 2009, on the consolidated statements of condition of the Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, refers to the Corporation’s adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 2, 2009